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                                                                     EXHIBIT 8.1




                      [LETTERHEAD OF SULLIVAN & CROMWELL]



                                                                 August 13, 1999




AmSouth Bancorporation,
 1901 Sixth Avenue North,
   Birmingham, Alabama 35203.

Ladies and Gentlemen:

     We have acted as counsel to AmSouth Bancorporation, a Delaware corporation ("AmSouth"), in connection with the merger (the "Merger") of Alpha/Foxtrot Acquisition Corp. ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of AmSouth, with and into First American Corporation, a Tennessee corporation ("First American"), pursuant to the Agreement and Plan of Merger, dated as of May 31, 1999 (the "Agreement"), by and among AmSouth, Merger Sub and First American. Capitalized terms used but not defined herein shall have the meanings specified in the Agreement.

     We have assumed, with your consent, that (1) the Merger will be effected in accordance with the Agreement, (2) after the Merger, AmSouth will merge First American with and into AmSouth as part of the same plan of reorganization, (3) the representations contained in the letters of representation from AmSouth, Merger Sub and First American to us, each dated August 13, 1999, are true and correct and (4) the Merger will qualify as a merger under Delaware law.


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AmSouth Bancorporation                                                     -2-



     On the basis of the foregoing and on the basis of our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that:

     (1) the Merger will qualify as a reorganization under Section 368(a) of the Code; and

     (2) each of AmSouth, Merger Sub and First American will be a party to the reorganization within the meaning of Section 368(b) of the Code.

     We hereby consent to the filing of this letter as an exhibit to the proxy statement/prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                          Very truly yours,



                                          /s/ Sullivan & Cromwell